SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                   FORM 8-A/A

                                 Amendment No. 2


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             AMC ENTERTAINMENT INC.
             (Exact Name of Registrant as Specified in Its Charter)


           Delaware                                      94-2878485
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

106 West 14th Street, P.O. Box 219615, Kansas City, Missouri          64121-9615
         (Address of Principal Executive Offices)                     (Zip Code)


  If this Form relates to the            If this Form relates to the
  registration of a class of securities  registration of a class of securities
  pursuant to Section 12(b) of the       pursuant to Section 12(g) of the
  Exchange Act and is effective          Exchange Act and is effective
  pursuant to General Instruction        pursuant to General Instruction
  A.(c), please check the following      A.(d), please check the following
  box. [X]                               box. [ ]

Securities Act registration statement file number to which this form relates:
_________________
 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                       Name of Each Exchange on Which
   to be so Registered                       Each Class is to be Registered
------------------------------------        ------------------------------------
Common Stock, 66 2/3 cents par value          American Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not applicable
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     AMC Entertainment Inc. ("AMCE") is amending and restating the Registration Statement on Form 8-A relating to AMCE's common stock, 66 2/3(cent) par value, filed with the Securities and Exchange Commission on August 18, 1983 and amended on February 15, 2002.

     AMCE's authorized capital stock consists of 200,000,000 shares of common stock, par value 66 2/3(cent) per share, 30,000,000 shares of Class B stock ("Class B Stock"), par value 66 2/3(cent) per share, and 10,000,000 shares of preferred stock, par value 66 2/3(cent) per share, of which 2,000,000 shares have been designated under AMCE's certificate of designations as Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock") and 2,000,000 shares have been designated as Series B Exchangeable Preferred Stock ("Series B Exchangeable Preferred Stock," and together with Series A Convertible Preferred Stock, "Preferred Stock").

Item 1. Description of Registrant's Securities to be Registered.

               DESCRIPTION OF COMMON STOCK, 66 2/3 CENTS PAR VALUE

     Attached to this Form 8-A/A as Exhibit 1 is the form of AMCE's Amended and Restated Certificate of Incorporation and as Exhibit 2 is the form of AMCE's Bylaws. The discussion below is not a complete description of the terms of the common stock, 66 2/3(cent) par value, so it should be read together with AMCE's Amended and Restated Certificate of Incorporation and Bylaws.

1. Ranking

     Preferred Stock is senior to AMCE's common stock and Class B Stock with respect to dividend rights and rights upon AMCE's liquidation, winding up or dissolution. In this regard, unless and until AMCE pays full cumulative dividends on the Preferred Stock in respect of all past quarterly dividends, and the full amount of dividends on shares of Preferred Stock in respect of the current quarterly dividend have been paid or are contemporaneously declared and set aside, no cash dividends may be paid or declared on shares of AMCE's common stock or Class B Stock and no shares of its common stock or Class B Stock may be purchased by AMCE.

2. Voting rights

     a. Common stock and Class B Stock.

     The holders of common stock are entitled to one vote per share and, except for the election of directors, vote together as a single class with the holders of Class B Stock and holders of Series A Convertible Preferred Stock who are entitled to vote their shares, on an as-converted basis, subject to the right to vote as a separate class as required by law and on certain charter amendments affecting the number of authorized shares of common stock or the par value or relative powers, preferences or special rights thereof.


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
     The holders of Class B Stock are entitled to ten votes per share and, except for the election of directors, vote together as a single class with the holders of common stock and holders of Series A Convertible Preferred Stock who are entitled to vote their shares, on an as-converted basis, subject to the right to vote as a separate class as required by law and on certain charter amendments affecting the number of authorized shares of Class B Stock or the par value or relative powers, preferences or special rights thereof.

     On April 19, 2001, AMCE entered into an investment agreement (the "Investment Agreement") with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the "Apollo IV Purchasers"), Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P. (collectively, the "Apollo V Purchasers"), Apollo Management IV, L.P., in its capacity as investment manager of the Apollo IV Purchasers ("Apollo IV Management"), and Apollo Management V, L.P., in its capacity as investment manager to the Apollo V Purchasers ("Apollo V Management"). Apollo IV Management and Apollo V Management are collectively referred to herein as "Apollo." Apollo IV Purchasers, the Apollo V Purchasers and any other entity over which Apollo exercises investment authority to whom either the Apollo IV Purchasers or the Apollo V Purchasers assign any of their interests under the Investment Agreement are collectively referred to herein as the "Apollo Purchasers." Apollo, the Apollo Purchasers and certain other affiliates of Apollo that it controls are referred to herein as the "Apollo Group."

     Under the Investment Agreement with the Apollo Purchasers, AMCE cannot change the size of the board of directors, which presently has eight members, without the approval of the Apollo Purchasers as long as they continue to own at least 117,500 shares of Preferred Stock. Under AMCE's Amended and Restated Certificate of Incorporation, holders of common stock, voting separately as a class, with each share having one vote for such purpose, generally have the right to elect 25% of the total number of directors elected by holders of common stock and Class B Stock, and holders of Class B Stock, voting separately as a single class, with each share of Class B Stock having one vote for such purpose, generally have the right to elect 75% of the total number of directors elected by holders of common stock and Class B Stock. When the number of directors to be elected is not evenly divisible by four, so long as the common stock is listed on either the American Stock Exchange, the New York Stock Exchange or The Nasdaq National Market, any fraction resulting from the computation of the number of directors to be elected by the holders of common stock is rounded up and any fraction resulting from the computation of the number of directors to be elected by the holders of the Class B Stock is eliminated. Accordingly, at present, the holders of common stock are entitled to elect two of AMCE's eight directors and the holders of Class B Stock are entitled to elect three of AMCE's eight directors. If the total number of shares of Class B Stock outstanding becomes less than 12 1/2% of the aggregate number of shares of common stock and Class B Stock outstanding, then so long as shares of common stock are listed on either the American Stock Exchange, the New York Stock Exchange or The Nasdaq National Market, the members of the board of directors otherwise elected by holders of Class B Stock will be elected by holders of common stock and Class B Stock voting together as a single class, with each share of common stock having one vote per share and each share of Class B Stock having ten votes per share. In the event that no shares of Class B Stock remain outstanding, the holders of common stock may elect all of the members of the

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

board of directors to be elected by holders other than holders of Preferred Stock, with each share having one vote for such purpose. Holders of common stock and Class B Stock do not have cumulative voting rights in elections of directors. Accordingly, the holder(s) of AMCE's capital stock representing more than 50% of the votes of each class for the election of directors are capable of electing 100% of the directors to be elected by such class.

     b. Preferred Stock

     Upon transfer of shares of Series A Convertible Preferred Stock to a transferee that is not an affiliate of an Apollo Purchaser, consistent with the standstill agreement between AMCE and the initial Apollo Purchasers dated as of April 19, 2001 (the "Standstill Agreement"), the transferee holder of Series A Convertible Preferred Stock is entitled to vote on an as-converted basis with the holders of AMCE's common stock and Class B Stock on all matters except the election of directors and any matter reserved by law or AMCE's Amended and Restated Certificate of Incorporation for consideration exclusively by the holders of AMCE's common stock or Class B Stock. Holders of the Series A
Convertible Preferred Stock also have the right to vote as a class on the creation, authorization or issuance of any class, series or shares of senior stock, parity stock or junior stock (if the junior stock may be redeemed at the option of the holders thereof prior to April 19, 2011) and on any adverse change to the preferences, rights and powers of the Series A Convertible Preferred Stock.

     So long as the Apollo Purchasers continue to hold certain Preferred Stock Approval Rights pursuant to and as defined in the Investment Agreement, the Apollo Purchasers will have the right to elect three directors to AMCE's board of directors. The Apollo Purchasers have Preferred Stock Approval Rights so long as the Apollo Purchasers continue to beneficially own 117,500 shares of Preferred Stock.

     If an event of default with respect to Preferred Stock (as defined below) occurs and is not cured or waived within 45 days, then the holders of Preferred Stock will have the right to elect that number of AMCE's directors which, when added to those directors already elected by the holders of Preferred Stock, constitute a majority of the board of directors. An "event of default" is defined as (i) an event of default under AMCE's credit facility, its note indentures or any other indebtedness in principal amount in excess of $10 million, (ii) AMCE's failure to pay cash dividends on the Preferred Stock when required under the terms thereof, or (iii) AMCE's violation of the provisions of the Investment Agreement relating to the Preferred Stock Approval Rights.

3. Conversion rights

     a. Class B Stock.

     Each holder of Class B Stock is entitled to convert all or any portion of such holder's shares of Class B Stock into the same number of shares of common stock. Upon approval by the holders of a majority of the outstanding shares of Class B Stock, a

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

pro rata percentage of shares of Class B Stock of each holder of record will be automatically converted into the same number of shares of common stock.

     b. Preferred Stock.

     Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at any time into shares of AMCE's common stock at a conversion price of $7.15 per share of common stock, subject to antidilution adjustment, with each share of Series A Convertible Preferred Stock having a value equal to the Series A Liquidation Preference (as defined below). The conversion price and conversion rate are adjustable in connection with any reclassifications, reorganizations, consolidations, mergers, stock dividends, stock splits, combinations or similar transactions.

     The Investment Agreement and the Standstill Agreement between AMCE and the initial Apollo Purchasers restrict the ability of the Apollo Purchasers to exercise Series A Convertible Preferred Stock conversion rights until April 19, 2006 by requiring them to dispose of any shares that they obtain upon conversion in a transaction that conforms with the requirements of the Standstill Agreement.

4. Preemptive rights

     Holders of common stock, Class B Stock and Preferred Stock have no preemptive rights. However, under the Investment Agreement, as long as the Apollo Purchasers beneficially own at least 117,500 shares of Preferred Stock, AMCE generally may not issue additional stock of any class without the approval of Apollo.

5. Dividend rights

     a. Common stock and Class B Stock.

     Holders of common stock and Class B Stock are entitled to receive, pro rata per share, such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends, subject to the prior rights of holders of any then outstanding preferred stock.

     b. Series A Convertible Preferred Stock.

     Dividends on the Series A Convertible Preferred Stock accumulate at an annual rate of 6.75% of the Series A Liquidation Preference, as described below under "Liquidation rights," and are payable when, as and if declared by AMCE's board of directors on the last day of each June, September, December and March, commencing June 30, 2001. Dividends are cumulative whether or not earned or declared. Until April 20, 2004, AMCE must pay dividends on the Series A Convertible Preferred Stock with additional shares of Series A Convertible Preferred Stock. Between April 20, 2004 and April 19, 2008, AMCE may pay dividends in either additional shares of Series A Convertible Preferred Stock or cash, at AMCE's option. After April 19, 2008, AMCE must pay dividends in cash, unless prohibited by the note indentures, in which case

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

AMCE may pay  such  dividends  in  additional  shares  of  Series A  Convertible
Preferred Stock. The number of additional shares of Series A Convertible Preferred Stock that AMCE must issue on any dividend payment date is determined by dividing the dollar amount of the cumulative dividends due and payable on the Series A Convertible Preferred Stock on such date by the Series A Liquidation Preference. See "Liquidation rights."

     If at any time AMCE is unable to pay dividends on the Series A Convertible Preferred Stock in cash and the accrual, declaration or payment of additional Series A Convertible Preferred Stock dividends would result in a "change of control" under AMCE's note indentures, then AMCE will pay dividends on the Series A Convertible Preferred Stock in shares of Series B Exchangeable Preferred Stock. Any such shares of Series B Exchangeable Preferred Stock automatically will be exchanged for an equal number of shares of Series A Convertible Preferred Stock when and to the extent additional shares of Series A Convertible Preferred Stock can be issued without resulting in a change in control.

     If a change of control (as defined below) occurs prior to April 19, 2006, the holders of Series A Convertible Preferred Stock are also entitled to a special dividend of shares of Series A Convertible Preferred Stock equal to the dividends that they would have received from April 19, 2001 through April 19, 2006 (assuming compounding) less regular dividends received through such date (the "Series A No-Call Period Dividend"). To the extent shares of Series A Convertible Preferred Stock remain outstanding after a change of control, no regular dividends will be paid on such shares for the period commencing on the closing date of the transaction resulting in a change of control and extending through April 19, 2006. For purposes of AMCE's certificate of designations, a "change of control" means (i) a merger, consolidation or similar company transaction after which holders of AMCE's stock before such transaction do not own at least 50% of the combined voting power of all shares generally entitled to vote in the election of directors of the surviving entity, (ii) the acquisition by any person or group (other than Apollo and its affiliates or the holders of AMCE's Class B Stock on April 19, 2001, so long as neither Apollo and its affiliates nor such holders of Class B Stock is part of the group) of beneficial ownership of at least 50% of the combined voting power of AMCE's shares generally entitled to vote in the election of AMCE's board of directors, or (iii) the sale of all or substantially all of AMCE's assets or a similar transaction. In the determination of combined voting power in the election of directors, any calculation must take into account that AMCE's Class B Stock has ten votes per share and AMCE's common stock has one vote per share.

     If AMCE pays dividends in cash (or in the form of notes) on the common stock in any fiscal period, the holders of Series A Convertible Preferred Stock are entitled to receive dividends in cash (or notes), on an as-converted basis, to the extent such dividends are greater than the Series A Convertible Preferred Stock dividends otherwise payable in such fiscal period.

     c. Series B Exchangeable Preferred Stock.

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     Dividends on any shares of Series B Exchangeable  Preferred Stock that AMCE might issue will accumulate at an annual rate of 12.00% of the Series B Liquidation Preference, as described below under "Liquidation rights", and will be payable when, as and if declared by AMCE's board of directors on the last day of each June, September, December and March. Dividends are cumulative whether or not earned or declared. Until April 20, 2004, AMCE must pay dividends on the Series B Exchangeable Preferred Stock with additional shares of Series B Exchangeable Preferred Stock. Between April 20, 2004 and April 19, 2006, AMCE may pay dividends on Series B Exchangeable Preferred Stock in either additional shares of Series B Exchangeable Preferred Stock or cash, at AMCE's option. After April 19, 2006, AMCE must pay dividends on Series B Exchangeable Preferred Stock in cash, unless prohibited by the note indentures, in which case AMCE may pay such dividends in additional shares of Series B Exchangeable Preferred Stock. The number of additional shares of Series B Exchangeable Preferred Stock that AMCE must issue on any dividend payment date is determined by dividing the dollar amount of the cumulative dividends due and payable on the Series B
Exchangeable   Preferred  Stock  on  such  date  by  the  Series  B  Liquidation
Preference. See "Liquidation rights."

     If a change of control occurs prior to April 19, 2006, AMCE must pay the holders of any outstanding Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock equal to the dividends that they would have received through April 19, 2006, assuming compounding, less regular dividends received through such date (the "Series B No-Call Period Dividend"). To the extent shares of Series B Exchangeable Preferred Stock remain outstanding after the change in control, AMCE will pay no regular dividends on such shares for the period commencing on the closing date of the transaction resulting in a change of control and extending through April 19, 2006.

     If AMCE notifies holders of Preferred Stock that AMCE is redeeming the Preferred Stock, AMCE must pay the holders of Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock in an amount equal to (i) the quotient of (x) the difference (if positive) between the average closing price of its common stock for the 20 trading days preceding determination and the conversion price, divided by (y) the conversion price, less (ii) the amount of any dividends paid upon a change of control (as described below) or the amount of any dividends payable pursuant to the provisions described in the next paragraph. Additionally, AMCE must pay the holders of Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock upon the occurrence of a change of control in a number of shares equal to (i) the quotient of (x) the difference (if positive) between the value per share of the consideration received by the holders of common stock as a result of the change of control and the conversion price, divided by (y) the conversion price, less (ii) the amount of any dividends paid through the date of such event pursuant to the provisions described in the next paragraph.

     If the conditions described in the next sentence exist, then at any time after October 19, 2002, upon a sale of Series A Convertible Preferred Stock or the common stock into which Series A Convertible Preferred Stock is converted, AMCE must pay the holders of Series B Exchangeable Preferred Stock a special dividend, payable in

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additional shares of Series B Exchangeable Preferred Stock, equal to the product of (i) the  percentage  of such shares sold in such  transaction,  multiplied by
(ii) the quotient of (x) the difference (if positive) between the sales price of the Series A Convertible Preferred Stock or common stock on an "as converted" basis and the conversion price, divided by (y) the conversion price. In order for a holder of Series B Exchangeable Preferred Stock to qualify for this special dividend, the following criteria must be met: (1) the sale must be the initial sale of the Series A Convertible Preferred Stock to a purchaser that is not an Apollo affiliate, (2) the seller must be a holder of both Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock at the time of the sale, and (3) the holder of the Series B Exchangeable Preferred Stock must also own shares of Series A Convertible Preferred Stock. Shares of
Series  B  Exchangeable   Preferred   Stock  received  as  dividends  under  the
circumstances described in the preceding paragraph and the next paragraph are not eligible to receive dividends under the circumstances described in this paragraph, and shares received as dividends under the circumstances described in this paragraph are not eligible to receive any further dividends under the circumstances described in this paragraph, the preceding paragraph or in the next paragraph.

     Except for shares of Series B Exchangeable Preferred Stock issued under circumstances described in the preceding paragraph, AMCE also must pay the holder of each outstanding share of Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock on April 19, 2011, the number of shares of which is equal to the quotient of (i) the difference (if positive) between the average closing price of AMCE's common stock for the 20 trading days preceding determination and the conversion price, divided by (ii) the conversion price.

     If AMCE pays dividends in cash (or in the form of notes) on AMCE's common stock in any fiscal period, AMCE must pay the holders of Series B Exchangeable Preferred Stock dividends in cash (or notes) on an as converted basis (assuming such shares were first exchanged for Series A Convertible Preferred Stock) to the extent such dividends are greater than the Series B Exchangeable Preferred Stock dividends otherwise payable in such fiscal period.

6. Liquidation rights

     a. Common Stock and Class B Stock.

     Upon AMCE's liquidation, dissolution or winding-up, holders of common stock and Class B Stock are entitled to receive, pro rata per share, any of AMCE's remaining assets available for distribution to stockholders, subject to the prior rights of holders of any then outstanding Preferred Stock.

     b. Preferred Stock.

     Upon AMCE's liquidation, each holder of Series A Convertible Preferred Stock is entitled to receive an amount per share of Series A Convertible Preferred Stock (the "Series A Liquidation Payment") equal to the greater of (i) $1,000 plus all accrued and

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unpaid  dividends  as  of  the  date  of  payment  (the  "Series  A  Liquidation
Preference") and (ii) the amount the holder would have received had the holder converted such share of Series A Convertible Preferred Stock into common stock immediately prior to the event requiring the payment of such liquidation preference. Upon AMCE's liquidation, each holder of Series B Exchangeable Preferred Stock is entitled to receive an amount per share of Series B Exchangeable Preferred Stock (the "Series B Liquidation Payment", and together with the Series A Liquidation Payment, the "Liquidation Payment") equal to the greater of (i) $1,000 plus all accrued and unpaid dividends as of the date of payment (the "Series B Liquidation Preference, and together with the Series A Liquidation Preference, the "Liquidation Preference") and (ii) the amount the holder would have received had the holder first exchanged such share of Series B Exchangeable Preferred Stock for a share of Series A Convertible Preferred Stock and then converted such share of Series A Convertible Preferred Stock into AMCE's common stock immediately prior to the event requiring the payment of such liquidation preference. The Liquidation Preference shall be adjusted for any stock split, reverse stock split, stock combination, reclassification or pursuant to any other adjustment with respect to the Series A Convertible Preferred Stock or Series B Exchangeable Preferred Stock, as the case may be. In the event of a liquidation, the Liquidation Payment must be made to holders of Preferred Stock before any payment or distribution may be made to holders of AMCE's common stock or Class B Stock. For purposes of this paragraph, a liquidation means AMCE's liquidation, winding up or dissolution.

7. Redemption rights

     a. Common stock and Class B Stock.

     Neither AMCE nor holders of its common stock or Class B Stock have redemption rights with respect to such shares.

     b. Preferred Stock.

          (1) Holder's optional redemption of Series A Convertible Preferred Stock.

     AMCE must redeem Series A Convertible Preferred Stock at the option of a holder at any time after April 19, 2011 for cash or its common stock, at AMCE's option, at a price equal to the Series A Liquidation Preference. If AMCE elects to use shares of common stock in such redemption, the common stock will be valued based upon their average closing price for the 20 trading days prior to determination, or if not traded, by a nationally recognized investment bank, but in any event the common stock may not be valued at less than the conversion price then in effect.

          (2)  AMCE's optional redemption of Preferred Stock.

     AMCE may redeem the Preferred Stock in whole and not in part at any time after April 19, 2006 for cash equal to the Liquidation Preference, provided that the average common stock closing price for the 20 trading days preceding the delivery by AMCE of

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

the notice of redemption exceeds 150% of the conversion price. The Preferred Stock may also be redeemed in whole and not in part by AMCE at its option upon a change of control for cash equal to the Liquidation Preference; provided, that if the change of control occurs prior to April 19, 2006, AMCE must first pay the Series A No-Call Period Dividend and the Series B No-Call Period Dividend. In any event, the Preferred Stock remains convertible and exchangeable until the redemption price is paid. In order for AMCE to be able to redeem Series B Exchangeable Preferred Stock upon a change in control, the transaction must be a consolidation, merger, sale of substantially all of AMCE's assets or other event that results in AMCE's common stock being changed into the right to receive assets or securities of another entity. There is no sinking fund for the Preferred Stock.

8.       Certain stock transactions

     AMCE may not pay or issue any stock dividend, stock split, subscription right, combination, subdivision or exchange of shares to holders of common stock or Class B Stock except in shares of (or a right to subscribe to shares of) the same class and only if AMCE takes such action at the same time with respect to the other class so that the number of shares of each class outstanding (or subject to a subscription right) is increased or decreased in like proportion. AMCE may not merge or consolidate unless the terms and conditions of the merger or consolidation provide that holders of common stock and Class B Stock then outstanding receive, pro rata per share, consideration of equal value.


9.       Certain anti-takeover provisions

     Certain provisions of AMCE's restated and amended certificate of incorporation, its certificate of designations, bylaws and agreements with stockholders may have the effect of delaying or preventing transactions involving a "change in control." Certain of these provisions that may have an anti-takeover effect are as follows:

          a.   Blank  check  preferred  and  unissued  common  stock and Class B
               Stock.

     AMCE is authorized to issue a significant number of shares in excess of those currently outstanding. An effect of the existence of unissued stock may be to enable the board of directors to render more difficult or discourage a transaction to obtain control of AMCE. This might occur were the board to cause shares to be issued in transactions that might make a takeover transaction more costly to complete, as by diluting voting or other rights of the proposed acquirer. In this regard, AMCE's restated and amended certificate of incorporation grants the board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock, one or more classes of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert such stock into a large number of shares of common or Class B Stock or other securities, to demand redemption under prescribed circumstances related to a change of control or to exercise other rights designed to impede a takeover.

     b. The Standstill Agreement.

     The Standstill Agreement with the Apollo Purchasers also may impede a change in control. The Standstill Agreement provides for a standstill period that expires on April 19, 2006. During the standstill period, unless requested by a majority of the "independent directors," as defined below, the Apollo Group generally may not, among other things:

          o acquire any of AMCE's securities (other than debt securities, shares acquired from the Durwood Voting Trust established under the certain 1992 Durwood, Inc. Voting Trust Agreement dated December 12, 1992, as amended and restated as of August 12, 1997 (not to exceed 359,402, unless the Standstill Agreement would otherwise be terminated and the independent directors have approved the sale), and shares acquired in accordance with the Standstill Agreement after an acquisition by a third person giving such person beneficial ownership of shares having more than 15% of the combined voting power of the common stock, Class B Stock and any other securities entitled to vote generally in the election of directors);

          o propose or take substantial steps to effect a merger or similar transaction;

          o seek election to, or removal of, AMCE's board of directors;

          o solicit proxies or otherwise become a participant in any election contest or solicit stockholders for approval of a stockholder proposal;

          o participate in a "group" with respect to any voting securities, deposit voting securities in a voting trust, or agree to limit Apollo's discretion with respect to Preferred Stock Approval Rights; or

          o otherwise act to circumvent any of the restrictions described above.

     For purposes of the Standstill Agreement, "independent directors" generally means a member of the board of directors elected by holders of common stock voting as a class:

          o who is not an officer or employee of AMCE or of Apollo, the Apollo Purchasers or of any of AMCE or its respective affiliates or of any entity that derived 5% of its earnings or revenues in its most recent fiscal year from transactions involving any of the foregoing;

          o who has no relationship or contractual relationship with AMCE, the trustees of the Durwood Voting Trust, the Stanley H. Durwood Foundation, Apollo or the Apollo Purchasers; and

          o who is nominated by the nominating committee of the board of directors pursuant to the provisions of the charter of the nominating committee, or, if such provisions are not in effect, a member who is independent under the rules of the American Stock Exchange.

     After the standstill period (or earlier, if a third party acquires beneficial ownership of shares representing more than 15% of the voting power of AMCE's outstanding shares of common stock and Class B Stock), members of the Apollo Group may acquire AMCE's voting securities only in a tender offer made to all holders of AMCE's common stock that is accepted by holders of a majority of the common stock not owned by Apollo or its affiliates. In addition, Apollo may propose a merger or similar transaction involving AMCE only if such transaction is contingent upon approval by the holders of a majority of the common stock not owned by Apollo or its affiliates. "Voting power" means the aggregate votes represented by common stock, Class B Stock and other securities then entitled to vote generally in the election of directors.

     The Standstill Agreement also restricts the ability of members of the Apollo Group to transfer AMCE's voting securities to third parties. Among other things, the Apollo Group has agreed not to transfer voting securities to any third party if, after giving effect to the transfer, the party would own securities representing more than 15% of the total voting power of AMCE's voting stock, unless the board of directors first approves the transaction and such third party agrees to be bound by a similar standstill agreement. For this purpose "total voting power" means the aggregate votes represented by all of AMCE's outstanding securities including, with respect to the Preferred Stock, that the number of votes accorded to underlying common stock into which such Preferred Stock would be convertible. In addition, pursuant to the Standstill Agreement, the Apollo Purchasers have also agreed not to convert any Series A
Convertible Preferred Stock into common stock except in connection with a disposition to a third party made in compliance with the restrictions described above.

     The Standstill Agreement will terminate upon the earliest to occur of (i) April 19, 2011, (ii) the date any person (other than Apollo, other members of the Apollo Group or certain Apollo affiliates or a person approved by AMCE's board of directors) acquires or enters into an agreement to acquire shares of Class B Stock or common stock if, after giving effect to such acquisition, such person owns beneficially shares of common stock, Class B Stock and Preferred Stock having more than 20% of AMCE's voting power, unless such person has become bound by the terms of the Standstill Agreement, or (iii) the date AMCE terminates the Standstill Agreement with the approval of a majority of the independent directors elected by the holders of AMCE's common stock.

     c. Preferred Stock Approval Rights.

     During the period that the Apollo Purchasers are entitled to elect three directors, the Apollo Purchasers must approve certain corporate actions before AMCE may take them. These "Preferred Stock Approval Rights" include, but are not limited to, limitations on AMCE's ability to:

          o amend AMCE's restated and amended certificate of incorporation or bylaws;

          o create, authorize or issue any class, series or shares of capital stock;

          o pay any dividend or declare any distribution on any shares of capital stock;

          o merge, consolidate or consummate a similar transaction;

          o incur debt or amend or alter the material terms of any existing or future material senior debt; and

          o acquire or dispose of any material business or assets.

Item 2.  Exhibits.

 Exhibit         Description
  Number

    1 Amended and Restated Certificate of Incorporation of AMC Entertainment Inc. (as amended) (Incorporated by Reference from
                Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed on February 15, 2002).

    2           Bylaws of AMC Entertainment Inc. (Incorporated by Reference from
                Exhibit 3.2 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).

    3 Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (Incorporated by reference from Exhibit 4.6 to the Company's Form 8-K (File No. 1-8747) filed on April 20,
                2001).

    4 Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (Incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).

    5 Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             AMC ENTERTAINMENT INC.

Date:  February 19, 2001                     By: /s/ Craig R. Ramsey
                                                  Craig R. Ramsey
                                                  Senior Vice President, Chief
                                                  Financial Officer and Chief
                                                  Accounting Officer

                                  EXHIBIT INDEX

 Exhibit                Description
  Number

    1 Amended and Restated Certificate of Incorporation of AMC Entertainment Inc. (as amended) (Incorporated by Reference from
                Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed on February 15, 2002).

    2           Bylaws of AMC Entertainment Inc. (Incorporated by Reference from
                Exhibit 3.2 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).

    3 Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (Incorporated by reference from Exhibit 4.6 to the Company's Form 8-K (File No. 1-8747) filed on April 20,
                2001).

    4 Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (Incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).

    5 Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).